NEWS FOR IMMEDIATE RELEASE

September 9, 2009                                                                       For Further Information Contact:

Paul M. Limbert
President and Chief Executive Officer

or

Robert H. Young
Executive Vice President and Chief Financial Officer

(304) 234-9000
NASDAQ Symbol: WSBC
Website: www.wesbanco.com

WesBanco Repurchases All Preferred Stock Issued Under the U.S. Department of the Treasury’s Capital Purchase Program Established as Part of Troubled Asset Relief Program

Wheeling, WV… Paul M. Limbert, President and Chief Executive Officer of WesBanco, Inc. (NASDAQ: WSBC), a Wheeling, West Virginia based multi-state bank holding company, today announced that WesBanco, after receiving approval from the U.S. Treasury Department and appropriate regulatory authorities, has repurchased from the U.S. Department of the Treasury 75,000 shares of the Company's Fixed Rate Cumulative Perpetual Preferred Stock, Series A, at a purchase price of $75,000,000 plus a final accrued dividend of $250,000.  The funds used to redeem the preferred stock were derived from internal sources. The series A Preferred Stock and a Warrant were issued in December 2008 under the Capital Purchase Program (CPP) established by the Treasury as part of the Troubled Asset Relief Program (TARP). WesBanco intends to negotiate the repurchase of the Warrant issued to the Treasury Department. The repurchase price of the Warrant will be determined subject to these negotiations and there is no assurance that the Warrant will be repurchased.

The repurchase of the preferred stock will require WesBanco to take an approximate $2.3 million charge in its third quarter financial statements, or $0.09 per share.  This charge represents the unamortized discount recorded at the date of original issuance of the preferred stock and associated warrants, as well as certain unamortized issuance costs.

 “We were pleased to be selected, based upon our financial strength, to participate in the Treasury’s program for healthy banks that was enacted to provide stability to the financial services industry and to increase the flow of financing to U.S. businesses and consumers in support of the U.S. economy. However, our management and Board of Directors, after conducting our own internal stress tests and reviewing such work performed by others, has determined that the program’s recent fundamental changes, negative public perception as a bail out program to assist troubled banks, uncertainty regarding regulatory constraints, dilutive earnings impact of the program, and our inability to anticipate future changes, compel us to exit the program. In short, the profitability and competitiveness of WesBanco are better served through the repurchase of the preferred stock,” Mr. Limbert said.

WesBanco is a multi-state bank holding company with total assets of approximately $5.7 billion, operating through 114 branch locations and 144 ATMs in West Virginia, Ohio, and Pennsylvania. WesBanco's banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. WesBanco also operates an insurance brokerage company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.

Forward-looking Statements

Forward-looking statements in this report relating to WesBanco's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The information contained in this report should be read in conjunction with WesBanco's Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission ("SEC"), including WesBanco’s Form 10-Q’s as of March 31, 2009 and June 30, 2009, which are available at the SEC's website http://www.sec.gov/ or at WesBanco's website, www.wesbanco.com. Investors are cautioned that forward-looking statements, which are not historical fact, involve risks and uncertainties, including those detailed in WesBanco's most recent Annual report on Form 10-K filed with the SEC under Part I, Item 1A. Risk Factors. Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effects of changing regional and national economic conditions; changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; sources of liquidity available to WesBanco and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; actions of the Federal Reserve Board, Federal Deposit Insurance Corporation, the SEC, the Financial Institution Regulatory Authority and other regulatory bodies; potential legislative and federal and state regulatory actions and reform; adverse decisions of federal and state courts; fraud, scams and schemes of third parties; internet hacking; competitive conditions in the financial services industry; rapidly changing technology affecting financial services, marketability of debt instruments and corresponding impact on fair value adjustments; and/or other external developments materially impacting WesBanco's operational and financial performance. WesBanco does not assume any duty to update forward-looking statements.